Exhibit 99.1

BIO-key Reports Q1’25 Revenue of $1.6M and Improved Cash Position of $3.1M;

Hosts Investor Call Tomorrow, Friday May 16th at 10am ET

Holmdel, NJ – May 15, 2025 – BIO-key® International, Inc. (Nasdaq: BKYI), an innovative provider of workforce and customer Identity and Access Management (IAM) solutions featuring passwordless, phoneless and tokenless Identity-Bound Biometric (IBB) authentication, announced results for its first quarter (Q1’25). BIO-key will host an investor call tomorrow, Friday, May 16th at 10:00am ET (details below).

BIO-key CEO, Mike DePasquale commented, “Our revenue rose approximately 10% sequentially vs. Q4’24, as we continue our transition to selling high-margin BIO-key branded products in Europe, the Middle East and Africa (EMEA). Year-over-year revenue decreased 25% due to a $1.2M two-year contract with a long-term financial services customer we closed in Q1’24, as compared to $690k recorded in Q1’25 from the customer’s addition of incremental biometric capabilities. We expect revenue from this customer to increase significantly in the next two-year period commencing in 2026, due to their expanding deployment and the addition of our one-to-many fingerprint-only biometric ID system that requires no card or account number for client Identification.

“Our gross margin remained healthy in Q1 at 83%, and we reduced our selling, general and administrative expense by 23% year-over-year. Our cash position increased substantially to $3.1M reflecting proceeds from warrant exercises early in Q1’25. Since December 31, we have also reduced the principal balance on our outstanding note payable. These balance sheet improvements provide solid footing for BIO-key as we pursue new growth opportunities.”

Q1 Highlights

●	Strengthened Market Access in Spain and Portugal through Arrow ECS Iberia Partnership.
●	Completed Biometric-Based Deployment for a New International Defense Agency Customer.
●	Partnered with California Ed Tech JPA and its 195 member institutions serving over 2.6M students.
●	The Wyoming Department of Education Deployed PortalGuard IDaaS for up to 20,000 staff members.
●	Migrated 30,000+ Higher Education users from on-premises solution to PortalGuard IDaaS.
●	Via partner Raya Information Technology, the National Bank of Egypt deployed PortalGuard IAM and an industry-leading identity governance solution to secure digital identities of 30,000 employees.

Mr. DePasquale continued, “Moving forward, we are seeing growing traction for our identity bound biometric solutions in defense/security and financial services applications that require the highest levels of security. In these use cases, our customers are drawn to our unique ability to authenticate the individual seeking data or network access rather than alternate factors that are far more prone to being compromised. We now support secure biometric authentication for a number of national and international defense and police organizations and are working to leverage these powerful endorsements in our business development efforts.

“We continue to build our base of government and government related customers who appreciate the flexibility, ease of use and ability to support multiple authentication factors that create a compelling return on investment profile. We see growing interest in our unique passwordless, phoneless and tokenless authentication solutions, which meet the most pressing security and usability challenges.

“We have built a solid presence in state, local and educational (SLED) markets domestically, as we now serve over 100 institutions with over 4M end users. In Q1’25 the Wyoming Department of Education deployed PortalGuard IDaaS, adding up to 20,000 SaaS end users. Additionally, many existing higher ed customers are migrating from our on-premises solution to PortalGuard IDaaS, further expanding our base of recurring revenue.

“Building on this, we executed a strategic partnership and Joint Purchase Agreement in Q1’25 with California’s Education Technology Joint Powers Authority (Ed Tech JPA), resulting in PortalGuard becoming an approved solution for the alliance’s 195 K-12 schools and districts, servicing over 2.6M students. Importantly, BIO-key solutions are uniquely positioned to comply with California’s Phone-Free Schools Act (AB-1326) policies limiting or prohibiting smartphone use in schools by July 2026. Most competing solutions rely on phone authenticators or hardware security keys, neither of which are practical solutions for schools.

“From a strategic standpoint, we are excited about the revenue and margin potential in EMEA now that we have refocused our efforts on BIO-key solutions in those markets. Our transition away from Swivel Secure licensed solutions beginning in the second half of 2024 resulted in some challenging year-over-year revenue comparisons but we fully expect to return our EMEA performance to growth and enhanced margins over the remainder of 2025.

“Based on the security, flexibility, ease of deployment and compelling ROI provided by our solutions, we feel well positioned to deliver improved top- and bottom-line results in 2025. However, given the timing of large customer orders or renewals, our financial performance is likely to fluctuate on a quarter-to-quarter basis. Given increasing interest in our biometric solutions, growing adoption of passwordless, phoneless and tokenless IAM solutions, our improved balance sheet, strong margin profile, and revenue traction in EMEA markets, we are very optimistic about our growth outlook. We also continue to seek opportunities to reduce costs and lower our breakeven level to support our path to positive cash flow and profitability.”

Financial Results

Total revenues decreased to $1,607,159 in Q1’25 from $2,181,203, mainly due to the impact of $1.2M in Q1’24 revenue from a 2-year renewal contract with a long-term financial services customer vs. $690k from this customer in Q1’25. License fee revenue decreased to $1,098,758 in Q1’25 from $1,950,434 a year ago, reflecting the variance in revenue from the long-term financial services customer, as well as the impact on revenue of transitioning from selling third-party Swivel Secure products and services to BIO-key products, in the EMEA region.

Service revenues increased to $272,598 in Q1’25 from $213,122 in Q1’24, including approximately $265,000 and $193,000, respectively, of recurring maintenance and support revenue, and $8,000 and $20,000, respectively, of non-recurring custom services revenue. The recurring revenue increase of $72,000 or 37% was due to incremental support services for a large customer service agreement. Non-recurring custom services decreased due to the removal of a large Swivel Secure customer.

Hardware sales increased to $235,803 in Q1’25 from $17,647 in Q1’24, due largely to increased purchases of fingerprint biometric scanners in support of certain customer's expanded deployments in Q1’25.

Gross profit decreased to $1,327,661 in Q1’25 from $1,881,560 in Q1’24, reflecting gross margins of 82.6% and 86.3%, respectively. The gross profit decline is due primarily to lower revenue in Q1’25 as well as the impact of higher levels of lower margin hardware revenue.

BIO-key reduced its Q1’25 operating expenses by $422,195 to $1,968,299 from $2,390,494 in Q1’24, due to reductions of $410,449 in SG&A and $11,746 in research, development and engineering. Q1’25 SG&A expenses decreased 23% to $1,372,524 from $1,782,973 in Q1’24, reflecting reductions in administration, sales personnel costs, and professional service fees. The RD&E decrease was due primarily to lower rent costs.

Reflecting lower revenues which was partially offset by lower operating costs, BIO-key’s Q1’25 net loss increased to $736,545, or ($0.16) per share, as compared to $510,285, or ($0.32) per share, in Q1’24.

Balance Sheet

As of March 31, 2025, BIO-key’s total current assets improved to $4.6M, including $3.1M of cash and cash equivalents, $0.8M of net accounts receivable and due from factor, and approximately $358,000 of inventory. This compares to total current assets of $1.9M at December 31, 2024, including approximately $438,000 of cash and cash equivalents, $0.8M of net accounts receivable and due from factor, and $378,000 of inventory.

Conference Call Details

Date / Time:	Friday, May 16th at 10 a.m. ET
Call Dial In #:	1-877-418-5460 U.S. or 1-412-717-9594 Int’l
Live Webcast / Replay:	Webcast & Replay Link – Available for 3 months.
Audio Replay:	1-877-344-7529 U.S. or 1-412-317-0088 Int’l; code 6501265

About BIO-key International, Inc. (www.BIO-key.com)

BIO-key is revolutionizing authentication and cybersecurity with biometric-centric, multi-factor identity and access management (IAM) software securing access for over forty million users. BIO-key allows customers to choose the right authentication factors for diverse use cases, including phoneless, tokenless, and passwordless biometric options. Its hosted or on-premise PortalGuard IAM solution provides cost-effective, easy-to-deploy, convenient, and secure access to computers, information, applications, and high-value transactions.

BIO-key Safe Harbor Statement

All statements contained in this press release other than statements of historical facts are "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995 (the "Act"). The words "estimate," "project," "intends," "expects," "anticipates," "believes" and similar expressions are intended to identify forward-looking statements. Such forward-looking statements are made based on management's beliefs, as well as assumptions made by, and information currently available to, management pursuant to the "safe-harbor" provisions of the Act. These statements are not guarantees of future performance or events and are subject to risks and uncertainties that may cause actual results to differ materially from those included within or implied by such forward-looking statements. These risks and uncertainties include, without limitation, our history of losses and limited revenue; our ability to raise additional capital to satisfy working capital needs; our ability to continue as a going concern; our ability to protect our intellectual property; changes in business conditions; changes in our sales strategy and product development plans; changes in the marketplace; continued services of our executive management team; security breaches; competition in the biometric technology and identity access management industries; market acceptance of biometric products generally and our products under development; our ability to convert sales opportunities to customer contracts; our ability to expand into Asia, Africa and other foreign markets; our ability to migrate Swivel Secure customers to BIO-key and Portal Guard offerings; our ability to execute definitive agreements with Fiber Food Systems and/or its customers to utilize our access management solutions; our ability to integrate our solutions into any of Fiber Food System’s offerings; fluctuations in foreign currency exchange rates; the duration and extent of continued hostilities in Ukraine and its impact on our European customers; the impact of tariffs and other trade barriers which may make it more costly for us to import inventory from China and Hong Kong and certain product components from South Korea; delays in the development of products, the commercial, reputational and regulatory risks to our business that may arise as a consequence of the restatement of our financial statements, including any consequences of non-compliance with Securities and Exchange Commission and Nasdaq periodic reporting requirements; our temporary loss of the use of a Registration Statement on Form S-3 to register securities in the future; any disruption to our business that may occur on a longer-term basis should we be unable to continue to maintain effective internal controls over financial reporting, and statements of assumption underlying any of the foregoing as well as other factors set forth under the caption "Risk Factors" in our Annual Report on Form 10-K for the year ended December 31, 2024 and other filings with the SEC. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date made. Except as required by law, we undertake no obligation to disclose any revision to these forward-looking statements whether as a result of new information, future events, or otherwise.

Engage with BIO-key

Facebook – Corporate:	https://www.facebook.com/BIOkeyInternational/
LinkedIn – Corporate:	https://www.linkedin.com/company/bio-key-international
X – Corporate:	@BIOkeyIntl
X – Investors:	@BIO_keyIR
StockTwits:	BIO_keyIR

Investor Contacts

William Jones, David Collins

Catalyst IR

BKYI@catalyst-ir.com or 212-924-9800

BIO-KEY INTERNATIONAL, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(Unaudited)

	Three Months Ended
	March 31,
	2025	2024
Revenues
Services	$272,598	$213,122
License fees	1,098,758	1,950,434
Hardware	235,803	17,647
Total revenues	1,607,159	2,181,203
Costs and other expenses
Cost of services	98,144	138,849
Cost of license fees	72,885	148,221
Cost of hardware	108,469	12,573
Total costs and other expenses	279,498	299,643
Gross profit	1,327,661	1,881,560

Operating Expenses
Selling, general and administrative	1,372,524	1,782,973
Research, development and engineering	595,775	607,521
Total Operating Expenses	1,968,299	2,390,494
Operating loss	(640,638)	(508,934)
Other income (expense)
Interest income	3	5
Loan fee amortization	(60,000)	-
Interest expense	(35,910)	(1,356)
Total other income (expense), net	(95,907)	(1,351)

Loss before provision for income tax	(736,545)	(510,285)

Provision for (income tax) tax benefit	-	-

Net loss	$(736,545)	$(510,285)

Comprehensive loss:
Net loss	$(736,545)	$(510,285)
Other comprehensive income (loss) – Foreign currency translation adjustment	6,803	(62,275)
Comprehensive loss	$(729,742)	$(572,560)

Basic and Diluted Loss per Common Share	$(0.16)	$(0.32)

Weighted Average Common Shares Outstanding:
Basic and diluted	4,702,421	1,615,323

BIO-KEY INTERNATIONAL, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31,	December 31,
	2025	2024
	(Unaudited)
ASSETS
Cash and cash equivalents	$3,133,752	$437,604
Accounts receivable, net	803,277	718,229
Due from factor	40,450	74,170
Inventory	357,842	378,307
Prepaid expenses and other	254,285	278,648
Total current assets	4,589,606	1,886,958
Equipment and leasehold improvements, net	122,986	140,198
Capitalized contract costs, net	375,705	409,426
Deposits and other assets	7,976	7,976
Operating lease right-of-use assets	67,142	73,372
Investments	5,000,000	5,000,000
Intangible assets, net	1,020,261	1,097,630
Total non-current assets	6,594,070	6,728,602
TOTAL ASSETS	$11,183,676	$8,615,560

LIABILITIES
Accounts payable	$568,836	$818,187
Accrued liabilities	1,042,411	1,278,732
Note payable	762,151	1,525,977
Government loan – BBVA Bank, current portion	138,667	132,731
Deferred revenue, current	928,291	773,267
Operating lease liabilities, current portion	25,260	24,642
Total current liabilities	3,465,616	4,553,536
Deferred revenue, long term	136,931	196,237
Government loan – BBVA Bank – net of current portion	11,666	44,762
Operating lease liabilities, net of current portion	42,410	48,994
Total non-current liabilities	191,007	289,993
TOTAL LIABILITIES	3,656,623	4,843,529

Commitments and Contingencies

STOCKHOLDERS’ EQUITY

Common stock — authorized, 170,000,000 shares; issued and outstanding; 5,814,041 and 3,715,483 of $.0001 par value at March 31, 2025 and December 31, 2024, respectively	582	372
Additional paid-in capital	137,514,825	133,030,271
Accumulated other comprehensive loss	56,093	49,290
Accumulated deficit	(130,044,447)	(129,307,902)
TOTAL STOCKHOLDERS’ EQUITY	7,527,053	3,772,031
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$11,183,676	$8,615,560

BIO-KEY INTERNATIONAL, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Three Months Ended March 31,
	2025	2024

CASH FLOW FROM OPERATING ACTIVITIES:
Net loss	$(736,545)	$(510,285)
Adjustments to reconcile net loss to net cash used for operating activities:
Depreciation	21,782	23,808
Amortization of intangible assets	76,245	78,005
Amortization of capitalized contract costs	46,545	38,665
Amortization of Note Payable	60,000	-
Interest payable on Note	35,173	-
Operating leases right-of-use assets	6,230	13,686
Share and warrant-based compensation for employees and consultants	52,488	47,790
Stock based directors’ fees	9,002	9,003
Bad debts	15,000	100,000
Change in assets and liabilities:
Accounts receivable	(85,048)	399,749
Due from factor	33,720	91,070
Capitalized contract costs	(12,824)	(158,005)
Inventory	20,465	5,545
Prepaid expenses and other	24,363	(63,513)
Accounts payable	(259,571)	(116,012)
Accrued liabilities	(236,321)	(104,257)
Deferred revenue	95,718	455,868
Operating lease liabilities	(1,734)	(14,033)
Net cash used in operating activities	(835,312)	297,084
CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(4,570)	(1,869)
Net cash used in investing activities	(4,570)	(1,869)
CASH FLOW FROM FINANCING ACTIVITIES:
Offering costs	(248,783)	(13,470)
Proceeds for exercise of warrants	3,813,057	1,400
Receipt of cash from Employee stock purchase plan	-	-
Repayment of government loan	(35,047)	(41,821)
Net cash used in financing activities	3,529,227	(53,891)

Effect of exchange rate changes	6,803	(62,275)

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	2,696,148	179,049
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	437,604	511,400
CASH AND CASH EQUIVALENTS, END OF PERIOD	$3,133,752	$690,449